Exhibit 99.1

Sarepta Therapeutics Secures $40 Million in Debt Financing

CAMBRIDGE, Mass.—(BUSINESS WIRE—June 29, 2015— Sarepta Therapeutics, Inc. (NASDAQ:SRPT), a developer of innovative RNA-targeted therapeutics, today announced that it entered into a credit and security agreement with Midcap Financial, a middle market-focused, specialty finance firm, that establishes a senior secured term loan facility that allows Sarepta to borrow up to $40,000,000 at an annual rate of 7.75%, with a maturity of June 2018, subject to certain conditions and other applicable fees. Sarepta has drawn down $20,000,000 under the facility and has the right to repay all borrowed funds and terminate the facility at any time.

About Sarepta Therapeutics

Sarepta Therapeutics is a biopharmaceutical company focused on the discovery and development of unique RNA-targeted therapeutics for the treatment of rare, infectious and other life threatening diseases. The Company is primarily focused on rapidly advancing the development of its potentially disease-modifying Duchenne muscular dystrophy (DMD) drug candidates, including its lead DMD product candidate, eteplirsen, designed to skip exon 51. Sarepta is also developing therapeutics for the treatment of drug-resistant bacteria and infectious, rare and other human diseases. For more information, please visit us at www.sarepta.com.

Forward-Looking Statements

This press release contains statements that are forward-looking, including the statements about the amounts Sarepta may borrow and its rights to repay and terminate the senior secured term loan it has established with Midcap. These forward-looking statements involve risks and uncertainties many of which are beyond Sarepta’s control including risk and uncertainties related to market conditions, Sarepta’s ability to satisfy its obligations under the terms of the credit and security agreement, whether the Food and Drug Administration accepts and files Sarepta’s New Drug Application and whether Sarepta receives marketing approval for and is able to successfully commercialize Eteplirsen. There can be no assurance that Sarepta will be able to comply with the terms of the credit and security agreement with MidCap which may result in an event of default under the credit and security agreement that could give MidCap the right to require immediate payment of any amounts borrowed under the credit and security agreement or to exercise its rights with respect to the assets of Sarepta that are collateral or have been pledged by Sarepta as security for the term loan. Applicable risks also include those that are included in the “Risk Factors” section of Sarepta’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and any subsequent SEC filings made by Sarepta. Any forward-looking statements in this press release represent Sarepta’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Sarepta does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof except as required by applicable law.

Internet Posting of Information

We routinely post information that may be important to investors in the ‘For Investors’ section of our website at www.sarepta.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Source: Sarepta Therapeutics, Inc.

Media and Investors:

Sarepta Therapeutics, Inc.

Ian Estepan, 617-274-4052

iestepan@sarepta.com

W2O Group

Ryan Flinn, 415-946-1059

Mobile: 510-207-7616

rflinn@w2ogroup.com